SEVENTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS SEVENTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("Amendment") dated as of October 28, 2016, by and between Conifer Holdings, Inc., a Michigan corporation ("Company") and Comerica Bank ("Bank").

RECITALS:

A. Company and Bank entered into an Amended and Restated Credit Agreement dated as of September 29, 2014, as amended by three amendments ("Agreement").

B. Company and Bank desire to amend the Agreement all as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The following definition in Section 1 of the Agreement is amended to read as follows:

"Revolving Credit Maturity Date" shall mean December 1, 2016.

2. Company hereby represents and warrants that, after giving effect to the provisions of this Amendment, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of Company's Certificate of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 6.1 through 6.5 and 6.7 through 6.12 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

3. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

4. Company hereby waives, discharges, and forever releases Bank, Bank's employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Company has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Bank's actions or omissions in connection with the Agreement, or any

amendments, extensions or modifications thereto, or Bank's administration of debt evidenced by the Agreement or otherwise.

5. This Amendment shall be effective upon (a) execution of this Agreement by Company and the Bank and (b) executed and delivered by Company to Bank of an Amendment to Note in form and substance acceptable to Bank.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK	**CONIFER HOLDINGS, INC.**
By: [signature]	By: [signature]
Its: Vice President	Its: President

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